UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2026

AIAI HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-43271	33-4103471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17304 Preston Road, Suite 410, Dallas, Texas	75252
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(214) 396-3330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.001 per share.	AIAI	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2026, AIAI Holdings Corporation (the “Company”) entered into a Services Agreement (the “Services Agreement”) with Messier 42 LLC (“M42”). The Services Agreement is an integral component of a new strategy being jointly implemented by the Company and M42 to develop a War Tech Consortium (the “Consortium”) that will acquire or partner with defense technology companies to sell military equipment and services in the United States and internationally, subject to applicable regulations.

Under the terms of the Services Agreement, the Company will provide to M42 administrative, due diligence, merger and acquisition, debt and equity, capital markets, and technology services, as well as such other related services which the Company and M42 agree are necessary for the administration, operation and financing of the business and affairs of the Consortium (the “Services”). The Services will also include strategic advisory work and the development of frameworks and models for determining which products, services and companies participate in the Consortium. In consideration for providing the Services, M42 will pay the Company fees based on an agreed percentage of the net proceeds generated by the company or contract to which M42 is a party. The initial fee payable to the Company under the Services Agreement is 50% of the net proceeds generated by the existing sales representative agreement under which the Consortium is engaged in sales of military equipment and services consisting of anti-drone technology that has a proven record of success in eliminating individual drones and “drone swarms” (the “Existing Agreement”). The Existing Agreement is the first of what the Company believes will be one of several similar transactions acquired or developed by the Consortium. Based on its projections, M42 anticipates that the Services Agreement will generate approximately $125 million in cash for the Company in 2027 based on the current sales pipeline. The transaction will be accretive to earnings per share for the Company’s existing shareholders.

The foregoing summary of the Services Agreement is qualified in its entirety by reference to the Services Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

On October 27, 2026, the Company issued a press release announcing the Consortium and the Services Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Services Agreement, dated as of October 26, 2026, by and between AIAI Holdings Corporation and Messier 42 LLC.
99.1	Press Release, dated October 27, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIAI HOLDINGS CORPORATION

October 27, 2026	By:	/s/ Todd Furniss
Todd Furniss
Chief Executive Officer